Exhibit 99.1

2008-7

Contact:   R. Scott Amann

Vice President, Investor Relations

(713) 513-3344

CAMERON FIRST QUARTER EARNINGS PER SHARE $0.55 VS. $0.44 LAST YEAR

•                  Guidance for full-year 2008 earnings raised

•                  Results reflect growth in project-related businesses

•                  Another record orders quarter drives backlog to new highs

HOUSTON (May 1, 2008) — Cameron (NYSE: CAM) reported net income of $126.3 million, or $0.55 per diluted share, for the quarter ended March 31, 2008, compared with net income of $101.0 million, or $0.44 per diluted share, for the first quarter of 2007.

Revenues up 34 percent from year ago

Revenues were $1,339.3 million for the quarter, up 34 percent from 2007’s $997.0 million, and income before income taxes was $185.8 million, up nearly 20 percent from $155.4 million a year ago. Cameron President and Chief Executive Officer Jack B. Moore said that the year-over-year change in revenues was driven by significant increases in both the drilling and subsea product lines in the Drilling & Production Systems (DPS) group, as well as a solid performance from Compression Systems (CS).  He noted that revenues for the Valves & Measurement (V&M) group also increased over year-ago levels, though not at the same pace as the other businesses.

“Our first quarter revenue growth was fueled by drilling systems, subsea systems and engineered valves,” Moore said.  “While the margins on project-related businesses like these may not be as high as those of our traditional product and aftermarket businesses, we continue to see solid growth in our overall earnings.  We expect to see margin improvement, particularly in the second half of the year, as the recent additions to orders and backlog are converted into revenues.”

Subsea and surface bookings drive record orders, backlog

Total orders were $1.95 billion for the quarter, exceeding revenues for the fourteenth consecutive time, and establishing another new record for orders in a single quarter.  Orders were up 56 percent from a year ago and more than 30 percent from the fourth quarter of 2007, which was the previous record quarter.  “While the Total Usan booking pushed the subsea orders to record levels, we also posted the highest level of surface equipment orders in our history,” Moore said.  “In addition, our V&M group’s orders reached a new high in the quarter, and Compression Systems posted the second highest orders quarter in its history.  We expect total orders in 2008 to exceed the 2007 level by approximately 20 percent, driven by solid activity across our business lines.”

As a result, the Company’s backlog increased from $4.27 billion at year-end 2007 to $4.90 billion, another new record, as of the end of the first quarter.  This represents an increase of 30 percent from the March 31, 2007 level of $3.77 billion.

Operating cash flow up from prior year’s first quarter

Cameron’s cash flow from operations was $44.3 million during the first quarter of 2008, up from $36.8 million a year ago.  Moore said there was a sequential decline in cash flow from the fourth quarter of 2007, but noted that it reflects the typical seasonality of Cameron’s business and working capital builds in support of the Company’s growth.   He also noted that Cameron expects its capital spending during 2008 to be $250 to $270 million, and that the Company will continue to consider additional acquisitions and further repurchases of the Company’s stock.

Share buybacks continue; credit facility capacity increased

Cameron’s total debt, net of cash and short-term investments, at March 31, 2008 was $179.1 million, up from approximately $14.0 million at December 31, 2007, and the Company’s net debt-to-capitalization ratio at the quarter’s end was approximately 7.6 percent.  Moore said that Cameron repurchased approximately 2.2 million shares of its common stock during the quarter at an average price of about $46.61 per share.  He also noted that in February, the Company’s board of directors authorized an additional 10 million shares under Cameron’s ongoing share repurchase plan; as a result, approximately 12.2 million shares remained under the authorization as of March 31, 2008.

Moore said that in April, Cameron replaced its existing revolving credit facility with a new facility that runs through April 2013 and increased its borrowing capacity from $350 million to $585 million.  The added capacity is intended for general corporate purposes and gives the Company additional flexibility to act on any acquisition or other investment opportunities that may arise.

Full-year earnings guidance raised

Moore said that second quarter earnings are expected to be in the range of $0.60 to $0.62 per share, and that the Company now expects earnings per share for 2008 to be in the $2.50 to $2.60 range, up from the earlier guidance of $2.45 to $2.55.  The updated full-year guidance reflects a combination of the recent strength in orders, expectations of customers’ spending and Cameron’s ability to execute on the projects and orders in current backlog.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels and earnings of the Company (including second quarter and full year 2008 earnings per share estimates), as well as expectations regarding future cash flows and use of funds, including amounts available from the increased borrowing capacity of the Company’s new revolving credit facility, for general corporate purposes, capital spending, acquisitions, stock repurchases and other investment opportunities, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels based on these expectations.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron

Unaudited Consolidated Condensed Results of Operations

($ and shares in millions except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Drilling & Production Systems	$864.9	$613.7
Valves & Measurement	344.5	295.8
Compression Systems	129.9	87.5
Total revenues	1,339.3	997.0

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	965.4	693.9
Selling and administrative expenses	157.3	126.1
Depreciation and amortization	31.9	25.8
Interest income	(6.1)	(11.0)
Interest expense	5.0	6.8
Total costs and expenses	1,153.5	841.6

Income before income taxes	185.8	155.4
Income tax provision	(59.5)	(54.4)
Net income	$126.3	$101.0

Earnings per common share(1):
Basic	$0.58	$0.45
Diluted	$0.55	$0.44

Shares used in computing earnings per common share(1):
Basic	216.7	222.0
Diluted	230.5	230.3

EBITDA:
Drilling & Production Systems	$146.6	$116.7
Valves & Measurement	74.0	69.0
Compression Systems	22.3	10.6
Corporate and other	(26.3)	(19.3)
Total	$216.6	$177.0

(1)         Prior year earnings per common share and shares used in computing earnings per common share have been revised to reflect the 2-for-1 stock split effective December 28, 2007.

Cameron

Consolidated Condensed Balance Sheets

($ millions)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets:
Cash and cash equivalents	$744.4	$739.9
Receivables, net	869.0	797.5
Inventories, net	1,485.9	1,413.4
Other	156.0	121.1
Total current assets	3,255.3	3,071.9

Plant and equipment, net	862.6	821.1
Goodwill	686.8	647.8
Other assets	196.8	190.0
Total Assets	$5,001.5	$4,730.8

Liabilities and Stockholders’ Equity:
Revolving Credit Facility and short-term debt	$178.5	$8.8
Accounts payable and accrued liabilities	1,653.2	1,677.1
Accrued income taxes	42.6	7.0
Total current liabilities	1,874.3	1,692.9

Long-term debt	745.0	745.1
Postretirement benefits other than pensions	15.8	15.8
Deferred income taxes	74.2	68.7
Other long-term liabilities	109.9	113.4
Total liabilities	2,819.2	2,635.9

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 232,341,726 shares issued at March 31, 2008 and December 31, 2007	2.3	2.3
Capital in excess of par value	1,158.1	1,160.8
Retained earnings	1,383.1	1,256.8
Accumulated other elements of comprehensive income	143.5	101.0
Less: Treasury stock, 15,765,733 shares at March 31, 2008 (14,332,927 shares at December 31, 2007)	(504.7)	(426.0)
Total stockholders’ equity	2,182.3	2,094.9

Total Liabilities and Stockholders’ Equity	$5,001.5	$4,730.8

Cameron

Unaudited Consolidated Condensed Statements of Cash Flows

($ millions)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$126.3	$101.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23.3	19.3
Amortization	8.6	6.5
Non-cash stock compensation expense	10.0	6.5
Tax benefit of employee stock compensation plan transactions and deferred income taxes	(0.8)	19.7
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(61.2)	10.8
Inventories	(43.0)	(147.1)
Accounts payable and accrued liabilities	(30.7)	32.7
Other assets and liabilities, net	11.8	(12.6)
Net cash provided by operating activities	44.3	36.8

Cash flows from investing activities:
Capital expenditures	(45.1)	(53.0)
Acquisitions, net of cash acquired	(57.5)	(43.9)
Proceeds from sale of plant and equipment	0.3	1.7
Net cash used for investing activities	(102.3)	(95.2)

Cash flows from financing activities:
Loan borrowings, net	170.5	8.0
Purchase of treasury stock	(120.4)	(150.9)
Net proceeds from stock compensation plan transactions	0.9	9.2
Excess tax benefits from stock compensation plan transactions	6.9	5.1
Principal payments on capital leases	(1.7)	(1.0)
Net cash provided by (used for) financing activities	56.2	(129.6)

Effect of translation on cash	6.3	3.4

Increase (decrease) in cash and cash equivalents	4.5	(184.6)

Cash and cash equivalents, beginning of period	739.9	1,033.5

Cash and cash equivalents, end of period	$744.4	$848.9

Cameron

Orders and Backlog

($ millions)

Orders

	Three Months Ended March 31,
	2008	2007

Drilling & Production Systems	$1,399.7	$729.4
Valves & Measurement	366.5	354.7
Compression Systems	188.4	167.1
Total	$1,954.6	$1,251.2

Backlog

	March 31, 2008	December 31, 2007	March 31, 2007

Drilling & Production Systems	$3,751.2	$3,203.0	$2,771.0
Valves & Measurement	711.7	685.2	670.5
Compression Systems	436.5	380.1	327.1
Total	$4,899.4	$4,268.3	$3,768.6

Cameron

Reconciliation of GAAP to Non-GAAP Financial Information

($ millions)

	Three Months Ended March 31, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$129.0	$66.2	$18.7	$(28.1)	$185.8
Depreciation & amortization	17.6	7.8	3.6	2.9	31.9
Interest income	—	—	—	(6.1)	(6.1)
Interest expense	—	—	—	5.0	5.0

EBITDA	$146.6	$74.0	$22.3	$(26.3)	$216.6

	Three Months Ended March 31, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$103.4	$61.8	$7.3	$(17.1)	$155.4
Depreciation & amortization	13.3	7.2	3.3	2.0	25.8
Interest income	—	—	—	(11.0)	(11.0)
Interest expense	—	—	—	6.8	6.8

EBITDA	$116.7	$69.0	$10.6	$(19.3)	$177.0